Exhibit 99.(kk)(3)

Amendment No. 3 to Fund Participation Agreement

Among

Pacific Life & Annuity Company

Schwab Annuity Portfolios

And

Charles Schwab & Co., Inc.

Pacific Life & Annuity Company, on its behalf and on behalf of certain segregated asset accounts of the Company, Schwab Annuity Portfolios and Charles Schwab & Co., Inc. have previously entered into a Participation Agreement dated May 1, 2012 (the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”). This Amendment No. 3 is effective as of May 1, 2025.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	The WHEREAS clause stating “WHEREAS, the Company has registered interests under certain variable annuity contracts that are supported wholly or partially by the Account under the 1933 Act and that are listed in Schedule A hereto (“Contracts”); and” is deleted and replaced in its entirety with the following new WHEREAS clause:

“WHEREAS, the Company has registered interests under certain variable annuity contracts and variable life insurance policies under the 1933 Act that are supported wholly or partially by the Account (“Contracts”); and”

2.	Schedule A of the Agreement is deleted and replaced in its entirety with the Schedule A attached here.

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

Counterparts: This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

[remainder of page intentionally left blank]

Classification: Schwab Internal

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date indicated below.

PACIFIC LIFE & ANNUITY COMPANY

By its authorized officer,

By: /s/ Sharon Campbell

Name: Sharon Campbell

Title: AVP, Product Delivery & Support

Date: 4/11/2025

SCHWAB ANNUITY PORTFOLIOS

By its authorized officer,

By: /s/ Dana Smith

Name: Dana S. Smith

Title: Chief Financial Officer

Date: 4/13/2025

CHARLES SCHWAB & CO., INC.

By its authorized officer,

By: /s/ Jogn Sturiale

Name: John Sturiale

Title: Managing Director

Date:4/13/2025

Classification: Schwab Internal

SCHEDULE A

The term “Account” of the Company includes any existing segregated asset account (as listed below) as well as any segregated asset Account created subsequent to the date hereof, that offer Designated Portfolios.

Segregated Asset Accounts:

Separate Account A of Pacific Life & Annuity Company

Classification: Schwab Internal